                            REEBOK INTERNATIONAL LTD.
                                       AND
                     AMERICAN STOCK TRANSFER & TRUST COMPANY
                                 AS RIGHTS AGENT

                          COMMON STOCK RIGHTS AGREEMENT

                                 AMENDMENT NO. 5

         This Agreement, dated as of June 5, 2000 (this "AGREEMENT"), is among Reebok International Ltd., a Massachusetts corporation (the "COMPANY"), and American Stock Transfer & Trust Company, as Rights Agent.

         WHEREAS, pursuant to Section 27 of the Rights Agreement (as defined below), the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

         WHEREAS, the Company desires to make certain amendments to the Rights Agreement; and

         WHEREAS, the execution and delivery of this Agreement by the Company and the Rights Agent have been, in all respects, duly authorized by each of them;

         Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. RIGHTS AGREEMENT; DEFINITIONS. This Agreement amends the Common Stock Rights Agreement dated as of June 14, 1990, as amended among the parties hereto (as in effect prior to giving effect to this Agreement, the "RIGHTS AGREEMENT" and after giving effect to this Agreement, the "AMENDED RIGHTS AGREEMENT"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

         2. AMENDMENT OF RIGHTS AGREEMENT. Effective upon the date hereof, the Rights Agreement is amended as follows:

                  2.1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is amended to read in its entirety as follows:

                  "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed, or established by the Company or any subsidiary of the Company pursuant to the terms of any plan described in clause (iii) above, (v) any Exempt Person or Exempt Person Transferee, other than any Exempt Person or Exempt Person Transferee who, alone or together with its Affiliates, shall at any time after the Declaration Date become the Beneficial Owner of any additional shares of Common Stock except pursuant to the exercise of compensation-related stock options or (vi) any Person who (A) has reported or is required to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on
                  Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Common Stock), (B) within 10 Business Days of being requested (including but not limited to, by telephone or facsimile) by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock equal to or in excess of 15% inadvertently or without appreciation or knowledge of the terms of the Rights, PROVIDED, HOWEVER, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10 Business Day Period, (C) together with all of such Person's Affiliates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding and (D) if requested to do so by the Company, within a specified number of Business Days (to be specified by the Company, but in no case fewer than ten) following such request (including but not limited to, by telephone or facsimile) from the Company to such Person, reduces its Beneficial Ownership of Common Stock to below 15% of the Common Stock then outstanding, PROVIDED, HOWEVER, that if the Person requested to so reduce its Beneficial Ownership fails to do so within such specified number of Business Days, then such Person shall become an Acquiring Person immediately after such specified number of Business Days."

                  2.2. AMENDMENT OF SECTION 1(bb). Section 1(bb) of the Rights Agreement is amended to read in its entirety as follows:

                  "(bb) "Offer Commencement Date" shall mean the date of the commencement by any Person, other than the Company, a Subsidiary of the Company, or any employee benefit plan of the Company or of any Subsidiary of the Company or any Person organized, appointed, or established by the Company or such Subsidiary pursuant to the terms of any such plan, of a tender or exchange offer (including when such offer is first published or sent or given within the meaning of Rule 14-d-2(a) of the General Rules and Regulations under the Exchange Act) if upon consummation thereof the Person and Affiliates thereof would be the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock (including any such date which is after the date of this Agreement and prior to the issuance of the Rights on the Dividend Record Date or thereafter)."

                  2.3. AMENDMENT OF SECTION 7(a). The first sentence of Section 7(a) of the Rights Agreement is amended to read in its entirety as follows:

                  "Except as otherwise provided herein, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby in whole or in part at any time from and after the Distribution Date and at or prior to the Close of Business on June 14, 2010 (or the earlier redemption or exchange pursuant to Section 24 hereof of the Rights) (the "Expiration Date")."

                  2.4. AMENDMENT OF SECTION 23. The first sentence of Section 23 of the Rights Agreement is amended to read in its entirety as follows:

                  "The Board may, at its option, upon the affirmative vote or written consent of not less than a majority of the Directors then in office, at any time prior to the earlier of (i) the Distribution Date or (ii) the Close of Business on the Expiration Date, redeem all (but not less than all) of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend, combination of shares, or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price")."

                  2.5. AMENDMENT OF SECTION 29. Section 29 of the Rights Agreement is amended to read in its entirety as follows:

         "Section 29. DETERMINATIONS AND ACTIONS BY THE BOARD; ETC.

         (a) The Board shall have the exclusive power and authority to administer this

         Agreement and to exercise all rights and powers specifically granted to the Board, or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement.

         (b) It is understood that the TIDE Committee (as described below) of the Board shall review and evaluate this Agreement in order to consider whether the maintenance of this Agreement continues to be in the interests of the Company, its shareholders and any other relevant constituencies of the Company, at least every three years, or sooner if any Person shall have made a proposal to the Company, or taken any other action, that, if effective, could cause such Person to become an Acquiring Person hereunder, if a majority of the members of the TIDE Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances. Following each such review, the TIDE Committee will communicate its conclusions to the full Board, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be redeemed. The TIDE Committee shall be appointed by the Board and shall be comprised of Directors of the Company who are not officers, employees or Affiliates of the Company."

         3. GENERAL. This Agreement and the Amended Rights Agreement referred to herein constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all prior and current understandings and agreements, whether written or oral. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts.

         Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first written above.


                                        REEBOK INTERNATIONAL LTD.


                                        By /s/ David A. Pace
                                          ---------------------------------
                                             Title: Vice President, General
                                                    Counsel and Clerk



                                        AMERICAN STOCK TRANSFER & TRUST
                                        COMPANY, as Rights Agent


                                        By /s/ Herbert J. Lemmer
                                          ---------------------------------
                                              Title: Vice President